CODE OF ETHICS

Fiduciary Duty – Statement of Policy

The Firm is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts.  This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest.  The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients and may not participate in any activities that may conflict with the interests of Clients.  In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients.  Accordingly, at all times, we must conduct our business with the following precepts in mind:

1.
Place the interests of Clients first.  We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client.  For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code.  Similarly, investing for yourself in a security of limited availability that was appropriate for your Clients without first considering that investment for your Clients would violate this Code.

2.
Avoid taking inappropriate advantage of our position.  The receipt of investment opportunities, gratuities, or gifts from persons seeking business with the Firm could call into question the exercise of our independent judgment.  Accordingly, we may accept such items only in accordance with the limitations in this Code.

3.
Conduct all Personal Securities Transactions in Compliance with this Code.  This includes all preclearance and reporting requirements and procedures regarding inside information and personal and proprietary trades.  While the Firm encourages Employees and their families to develop personal investment programs, you must not take any action that could result in even the appearance of impropriety.

4.
Keep information confidential. Information concerning Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.

5.
Comply with the federal securities laws and all other laws and regulations applicable to the Firm’s business.  Make it your business to know what is required of us as an investment adviser, and integrate compliance into the performance of all duties.

Code of Ethics

6.
Seek advice when in doubt about the propriety of any action or situation.  Any questions concerning this Code should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

The Policies and Procedures in the following sections of this Code of Ethics implement these general fiduciary principles in the context of specific situations.

Code of Ethics

Client Opportunities

Law and Policy

Sections 206(1) and 206(2) of the Advisers Act generally prohibit the Firm from employing a "device, scheme or artifice" to defraud Clients or engaging in a "transaction, practice or course of business" that operates as a "fraud or deceit" on Clients.  While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be inconsistent with fiduciary obligations.

One such type of behavior consists of taking advantage for personal gain of investment opportunities of limited availability and thereby depriving Clients, for whom they would be suitable, of such opportunities.  Accordingly, Employees may not take personal advantage of any opportunity properly belonging to the Firm or any Client.  This principle applies primarily to the acquisition for an Employee’s own account of securities of limited availability that would be suitable and could be purchased for the account of a Client.  It also applies to the sale of securities from an Employee’s account prior to selling a position in those same securities out of the account of a Client in circumstances where the Client’s sale is potentially adversely impacted.

On the other hand, in the case of trades in listed securities in broad and deep markets, where the Employees' participation will not affect the Clients’ access to the same investment opportunities, Employees may participate with Clients in aggregated trades.  In addition, under certain limited circumstances and only with the prior written approval of the Chief Compliance Officer based upon a determination that there will not be any adverse impact upon Clients, an Employee may participate in certain investment opportunities of limited availability.  (See Policies and Procedures on Portfolio Management and Trading, below).

Employees are strictly prohibited from causing or attempting to cause any Client to purchase, sell, or hold any security for the purpose of creating any benefit to Firm accounts or to Employee accounts.

Procedures

Disclosure of Personal Interest. Employees must disclose to the Chief Compliance Officer, in advance of any activity:  (1) any request to personally participate in a limited investment opportunity; (2) any situation in which the Employee believes that he or she (or a related account) stands to benefit personally from an investment decision for a Client that the Employee is recommending or making; (3) any intent by the Employee to cause the Client to purchase, sell or hold a security where doing so could potentially benefit the Firm’s or the Employee’s account; or (4) any other proposed activity that could be viewed as the Employee putting his or her or the Firm’s interests ahead of Client interests.  The disclosure should be documented by the Chief Compliance Officer.

Code of Ethics

Restriction on Investment. Based on the information given, the Chief Compliance Officer will make a decision on whether or not to restrict the Employee’s  proposed activity.  In making this determination, the Chief Compliance Officer will consider whether any Client would be disadvantaged in any manner.

Record of Determination. A memorandum concerning the  disposition of the approval request will be prepared promptly and maintained by the Chief Compliance Officer.

Code of Ethics

Insider Trading

Law and Policy

In the course of business, the Firm and its Employees may have access to various types of material non-public information about issuers, securities or the potential effects of the Firm’s own investment and trading on the market for securities.  The Firm forbids any Employee from trading, either personally or on behalf of others, including Clients, while in possession of material non-public information or from communicating material non-public information to others under circumstances where it is likely that they will trade on it.  These types of conduct are frequently referred to as “insider trading” and “tipping,” respectively.

The terms “insider trading” and “tipping” are not defined in the federal securities laws, but generally are used to refer to, respectively, the use of material non-public information to trade in securities (whether or not one is an “insider”) and the communication of material non-public information to others under circumstances where it is likely that they will trade on it.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(a)	trading by an insider, while in possession of material non-public information;

(b)
trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

(c)	communicating material non-public information to others under circumstances where they are likely to trade on it; or

(d)	attempting, through trading, to take advantage of the anticipated market impact of the Firm’s nonpublic anticipated trades on behalf of Clients - also known as “frontrunning.”

Concerns about the misuse of material non-public information may arise in two ways:

First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its Employees might be investing for their own accounts.  As further set forth below, if it is determined that the Firm has material non-public information about an issuer, all investments in that issuer on behalf of Clients, the Firm or its Employees, in both equity and fixed income securities, will be prohibited unless expressly pre-approved in writing by the Chief Compliance Officer.

Code of Ethics

Second, the Firm as an investment adviser, has material non-public information in relation to its own business, trading strategies and investment positions.  The SEC has stated that the term “material nonpublic information” may include information about an investment adviser’s securities recommendations and Client securities holdings and transactions.  It is the policy of the Firm that all such information is to be kept in strict confidence by those who receive it, and such information may be divulged only within the Firm and to those who have a need for it in connection with the performance of services to Clients.  Despite this blanket prohibition, some trades in securities in which the Firm has also invested for Clients may be permitted because the fact that the Firm has made such investments may not be viewed as material information (e.g., trades in highly liquid securities with large market capitalization).  The personal trading procedures set forth below establish circumstances under which such trades will be considered permissible or restricted and the procedures to follow in making such trades.

The elements of insider trading are discussed below.

Who is an Insider?  The concept of “insider” is broad.  It includes officers, directors and employees of a publicly-traded company.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to nonpublic information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.  In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company.  An Employee of the Firm, for example, could become a temporary insider to a company by being a Firm analyst who studies the company or by having contact with company executives.  According to the U.S. Supreme Court, in order for insider status to attach in such circumstances, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

What is Material Information?  Trading on inside information is not a basis for liability unless the information is material.  “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security.  Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information does not have to relate to the Firm’s business.  For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the date that reports on various companies would appear in the Wall Street Journal and whether those reports would be favorable or not.

Code of Ethics

What is Non-public Information?  Information is non-public until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping?  Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information.  An Employee may become a “tippee” by acquiring material non-public information from a tipper, which would then subject the Employee to the requirements of this Insider Trading Policy.

Penalties for Insider Trading.  Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:  civil injunctions; disgorgement of profits; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided; and jail sentences.

Procedures

Identification and Prevention of Insider Information (Restricted List).  If an Employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

•	Report the matter immediately to the Chief Compliance Officer, who shall document the matter.

•	Refrain from purchasing or selling the securities on behalf of himself, herself or others.

•	Refrain from communicating the information inside or outside the Firm other than to the Chief Compliance Officer.

If the Chief Compliance Officer determines that an Employee is in possession of material nonpublic information, they will place the security on the Restricted List posted on the Firm’s intranet.  The Chief Compliance Officer will then notify all Employees by Firm-wide e-mail that the Intranet Restricted List has been updated.  All decisions about whether to place a security on, or take a security off, the Restricted List shall be made by the Chief Compliance Officer.  Restrictions on such securities also extend to options, rights and warrants relating to such securities.  When a security is placed on the Restricted List, all new trading activity of such security shall cease, unless approved in writing by the Chief Compliance Officer.  A security shall be removed from the Restricted List if the Chief Compliance Officer determines that no insider trading issue remains with respect to such security (for example, if the information becomes public or is no longer material).

Code of Ethics

Restricting Access to Material Non-Public Information.  Care should be taken so that such information is secure.  For example, files containing material non-public information should be sealed, access to computer files containing material non-public information should be restricted, and relevant conversations should take place behind closed doors.

Detecting Insider Trading.  The Firm’s software system is able to match trades in Client, Firm and Employee accounts to securities on the Restricted List.  The Chief Compliance Officer  will investigate any instance of possible insider trading detected by the Firm’s software and fully document the results of any such investigation.  At a minimum, an investigative record should include:  (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the findings and disposition of the investigation.

Code of Ethics

Personal Securities Transactions

Law and Policy

It is the policy of the Firm to encourage Employees and their families to develop personal investment programs focused on long-term investing.  Such investments must be consistent with the mission of the Firm always to put Client interests first and with the requirements that the Firm and its Employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for Clients or Client transactions or holdings.

SEC Rule 204A-1 under the Advisers Act requires that each registered investment adviser adopt, maintain and enforce a Code of Ethics that requires the adviser’s “access persons” to report their transactions and holdings periodically to the Chief Compliance Officer and requires the adviser to review these reports.

Under the SEC definition, the term “access person” includes any Firm Employee who has access to non-public information regarding Clients’ purchases or sales of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) Clients or who has access to such recommendations that are non-public.  All officers, directors (other than independent directors) and Employees of the Firm are access persons  (“Access Persons”) for purposes of these requirements.  In addition, any private funds in which Access Persons own more than 25% of the equity interests shall themselves be deemed to be Access Persons.

Transaction Reporting Requirements.  It is the policy of the Firm that all Access Persons must file initial and annual holdings reports and quarterly transaction reports with respect to all “reportable securities” with respect to which they have or acquire any Beneficial Interest, as defined below.  “Reportable Securities” include all securities except the following, which are deemed to present little opportunity for improper trading:

•	direct obligations of the Government of the United States;

•	money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	money market fund shares;

•
shares of other types of mutual funds, (although if the Firm in the future acts as the investment adviser for a registered fund, Access Person transactions in shares of such fund will become reportable); and

•	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Code of Ethics

“Beneficial Interest” includes direct or indirect power to make investment decisions and is presumed to cover accounts of immediate family members who share your household.  (All such accounts are referred to as “Access Person Accounts”.)  “Access Person Accounts” may also include accounts of others who share the same home as you, anyone to whose support you materially contribute and other accounts over which you exercise a controlling influence, but do not include accounts in which you have a Beneficial Interest if you provide the Chief Compliance Officer with written documentation showing that someone else has been granted investment discretion over the account.  Reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control.

Preclearance - Initial Public Offerings and Private Placements.  It is the policy of the Firm that Access Persons must obtain the written approval of the Chief Compliance Officer prior to investing in shares of initial public offerings (“IPOs”) or private placements, subject to the preclearance procedures below.  In addition, the Firm and its Access Persons may not invest in securities that are privately offered by an issuer that also has a class of publicly traded securities.  Employees must furnish any private placement memoranda, subscription documents and other materials about the investment as the Chief Compliance Officer may request.  In approving any such transaction, the Chief Compliance Officer must cite the reasons for such approval.

Preclearance – Fixed Income Securities.  The Firm necessarily maintains a strict policy requiring preclearance of all Access Person transactions in fixed income securities and contracts on such securities (including hedging positions.)

Preclearance – Firm’s Equity Activist and Equity Fundamental Strategies.  Any security or related securities such as but not limited to, listed options, warrants, preferred equity, etc.  held by fund’s managed by the firm with the exception of equity positions traded or held by the Equity Statistical Arbitrage Strategy is subject to Preclearance

Preclearance - Other Transactions.  All transactions by Access Persons are subject to preclearance by the Chief Compliance Officer, according to the procedures set forth below, except for transactions in:

•	securities that are exempt from transaction reporting requirements, as described above;

•
publicly traded equity securities with a market capitalization of $1 billion or more for a number of shares that is less than 1% of the average daily trading volume in the security over the preceding twelve months.  The Firm believes that such transactions will not have an impact on the market for Client transactions on such securities, and do not present opportunities for misuse of information concerning Client transactions in such securities, which are predominantly computer-generated.

•	exchange-traded funds.

Code of Ethics

Prohibited Transactions.  No Access Person may trade in any amount in any security subject to a restriction on trading issued by the Chief Compliance Officer under the Firm’s insider trading policies and procedures set forth in this Code.

Procedures

Duplicate Confirmation Statements.  For any Access Person Account, the Employee shall be responsible for arranging that the brokerage firm or bank at which the account is maintained send duplicate confirmation or monthly account statements directly to the Chief Compliance Officer at the following address:

Clinton Group, Inc.
601 Lexington Avenue,
51st Floor
New York, N.Y. 10022
Attention:  Chief Compliance Officer.

Initial and Annual Holdings Reports.  Each Access Person of the Firm must disclose all securities in any Access Person Account on the Personal Securities Holdings Form (see Appendix 3) or any substitute acceptable to the Chief Compliance Officer.  Each Employee must submit such form to the Chief Compliance Officer no later than 10 days after becoming an Access Person, and annually thereafter during the month of January.  Each such report must be current as of a date no more than 45 days before the report is submitted.

Quarterly Trade Reporting Requirements.  All Access Person Accounts will be subject to monitoring for compliance with all provisions of this Code.  To assist in monitoring personal securities transactions, the Firm utilizes a software system that matches trades in Access Person Accounts to securities on the Firm’s Restricted List.  Each Access Person of the Firm shall submit to the Chief Compliance Officer within 30 days after the end of the quarter in which such a transaction occurs a report of every transaction in reportable securities, as described above, in the Access Person’s Account.  The report shall include the name of the security, date of the transaction, quantity, price and broker-dealer through which the transaction was effected.  The requirement generally can be satisfied by the sending of duplicate confirmations of trades and/or monthly brokerage statements for all Access Person Accounts to the Chief Compliance Officer. If there are securities that do not appear on the confirmations or brokerage statements (e.g. a private placement approved by the Chief Compliance Officer), Employees must independently report on the Quarterly Securities Transaction Report Form provided as Appendix 4.

Pre-clearance.  Each Employee who wishes to effect a securities transaction in an Access Person Account in fixed-income securities or any equity private placement must first obtain written pre-clearance of the transaction from the Chief Compliance Officer by submitting a Personal Security Transaction Clearance Form in the form of Appendix 5 hereto.  A decision on permissibility of the trade generally will be rendered by the end of the trading day on which the request is received.  Pre-clearance will be effective for a 48 hour period, unless otherwise specified.

Code of Ethics

Review and Availability of Personal Trade Information.  In performing the quarterly review of personal trade reports, the Chief Compliance Officer shall:

•	address whether Employees followed internal procedures, such as pre-clearance;

•	compare Employee transactions to any restrictions in effect at the time of the trade;

•
assess whether the Employee is trading for his or her own account in the same securities he or she is trading for Clients, and if so, whether Clients are receiving terms as favorable as those of the Employee’s trades; and

•	periodically analyze the Employee’s trading for patterns that may indicate abuse.

The Compliance Department is responsible for maintaining personal trading records in a manner that is designed to safeguard their confidentiality.  Each Employee’s records will be accessible only to the Employee, the Chief Compliance Officer, the Chief Executive Officer, the Chief Financial Officer, and certain employees in the Human Resources and Accounting Departments.  Each Employee is responsible for seeing that the records regarding his or her beneficial holdings and transactions in securities are correct.  Periodically, each Employee may be asked to verify the records.

Code of Ethics

Gifts, Entertainment and Contributions

Law and Policy

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its Clients.  Accordingly, it is the policy of the Firm to permit such conduct only in accordance with the limitations stated herein.

Accepting Gifts and Entertainment.  On occasion, because of an Employee’s position with the Firm, the Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Clients, brokers, vendors, or other persons not affiliated with the Firm.  Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer.  Gifts of a nominal value, reasonable entertainment with a business purpose, such as customary business meals, entertainment at which both the Employee and the giver are present (e.g., sporting or cultural events), and promotional items (e.g., pens, mugs) may be accepted, subject to the limitations below.

Giving Gifts and Providing Entertainment.  Employees may not give gift(s) to fiduciary representatives of Clients or prospects except within the limitations on value and frequency set forth below.  With respect to trustees or other fiduciary representatives of public employee benefit plans, the Firm has adopted the Public Pension Fund Reform Code of Conduct (discussed in the next section), which supercedes any conflicting or inconsistent provision in this Section or this Manual. With respect to fiduciary representatives of other Clients or prospects, Employees may provide reasonable entertainment to such persons within the limitations set forth below, provided that both the Employee and the recipient are present and there is a business purpose for the entertainment.  The Firm representative providing the gift or entertainment to such fiduciary representatives of Clients or prospects must inquire whether the gift or entertainment is permissible under laws, regulations or internal codes of ethics applicable to them.  Upon entering into Client relationship with the Firm, such Clients will be asked to provide the Firm with a copy of any such Code of Ethics.

Limitations on Gifts and Entertainment.  No Employee may receive gifts or entertainment from Clients, brokers vendors, or other persons not affiliated with the Firm, or with the exception of trustees or fiduciary representatives of public employee benefit plans who are covered in the next section entitled “Public Pension Fund Reform Code of Conduct,” provide gifts or entertainment to fiduciary representatives of Clients or prospective Clients as described in the preceding two paragraphs, in each case in excess of the following limits, without approval from the Chief Compliance Officer:

Gifts:  No more than an aggregate value of $200 in gifts may be given to or received from any one person in one year.

Code of Ethics

Entertainment:  No Employee may entertain any fiduciary representative of a Client or prospect, with the exception of trustees or fiduciary representatives of public employee benefit plans who are covered in the next section entitled “Public Pension Fund Reform Code of Conduct,”  or be entertained by the same person, more than four times in any one year.  The cost of business meals subject to this procedure may not exceed $200 per meal per person without approval from the Chief Compliance Officer.

Solicitation of Gifts.  All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Referrals.  Employees may not make any referrals to Clients (i.e., of accountants, attorneys or the like) under circumstances where the Employee expects to personally benefit from the referral.

Client Complaints.  Employees may not make any payments or other account adjustments to Clients in order to resolve any type of complaint.  All such matters must be handled by the Chief Compliance Officer.

Procedures

Receipt of Gifts and Entertainment.  With the exception of trustees or fiduciary representatives of public employee benefit plans who are covered in the next section entitled “Public Pension Fund Reform Code of Conduct,” the receipt of any gifts or entertainment from any one person with an aggregate value in any one year exceeding the limitations stated above must be approved in writing by the Chief Compliance Officer at or before the time of receipt of the gift or entertainment.

Giving of Gifts and Entertainment. With the exception of trustees or fiduciary representatives of public employee benefit plans who are covered in the next section entitled “Public Pension Fund Reform Code of Conduct,”  if an Employee wishes to provide gifts or entertainment to fiduciary representatives of Clients or in excess of the limitations stated above, the Employee must obtain the written approval of the Chief Compliance Officer.

Year End Review.  Before the end of each calendar year, the Chief Compliance Officer should remind Employees of the Firm’s gifts and entertainment policies.

Monitoring of Expense Reports.  The Accounting Department shall review all expense reports annually to monitor compliance with this policy.

Code of Ethics

Public Pension Fund Reform Code of Conduct

It is the intent of the Firm that the Public Pension Fund Reform Code of Conduct (“Public Fund Code”) govern the activities of the Firm and its personnel relating in any way to any “Public Pension Fund,” defined as:

Any retirement plan established or maintained for its employees (current or former) by the Government of the United States, the government of any State or political subdivision thereof,  or by any agency or instrumentality of any of the foregoing.

The policies and procedures herein supersede any conflicting or inconsistent provision in this Manual.

Law and Policy

To the extent that the Firm provides or anticipates providing advisory services, directly or indirectly, to any pension plan that is run by a state or local government or any instrumentality thereof (referred to generally herein as a "public plan"), the activities of the Firm and its personnel may be subject to Rule 206(4)-5 issued by the SEC (the "SEC Rule"), the "pay to play" laws of the state or local government that runs the plan and internal pay to play provisions adopted by the plan.   These policies and procedures will be supplemented with the requirements of any state or local law or set of internal guidelines that is/are triggered by virtue of the Firm's activities vis-à-vis a public plan in the particular state or locality.

In response to the investigation by the New York Attorney General Andrew M. Cuomo into corruption in public pension fund management and the recent national crisis of public corruption involving widespread misuse of placement agents, lobbyists and other politically-connected intermediaries to improperly gain access to and influence the investment decision-making of state and local Public Pension Fund trustees, the Public Fund Code establishes a new, higher level of transparency and accountability for investment firms that seek to attract investment and investment management services business from Public Pension Funds.

Under the Public Fund Code, each investment firm acknowledges that the assets of all Public Pension Funds must be invested and managed for the sole and exclusive benefit of Public Pension Fund beneficiaries in accordance with the strictest fiduciary and public integrity standards. Accordingly, in addition to all applicable federal, state and local laws, rules and regulations that govern investment firms seeking to attract investment from or provide investment management services to Public Pension Funds, the Firm (“adopting Firm” or “Firm”) hereby agrees to implement the Public Fund Code to govern its future conduct in connection with all of its transactions with Public Pension Funds located in the United States.

The Public Fund Code accomplishes the following:

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A.	A Ban on Placement Agents and Lobbyists: The adopting Firm is prohibited from using third-party intermediaries to influence the investment decision-making process at Public Pension Funds;

B.
A Ban on Campaign Contributions to Avoid Pay to Play:   The adopting Firm, its principals, agents, employees and their immediate family members are prohibited from making campaign contributions above $300 to officials of Public Pension Funds that the adopting Firm is soliciting for business or which have an investment in an adopting Firm's Sponsored Fund; The Firm's executive officers,1 or any other individuals with similar status or function, any Employee who solicits public plan Clients or Investors and any person who supervises, directly or indirectly, such Employee, and any Political Action Committee ("PAC") controlled by the Firm or its covered associates (collectively, "covered associates") are prohibited from making any contribution in excess of $350 per election per candidate for whom the contributor is entitled to vote and in excess of $150 per election per candidate for whom the contributor is not entitled to vote.

Exception:   The Firm will not be considered to have violated the SEC Rule for prohibitive contributions which were made prior to March 14, 2011.2  However, state, local or internal pay to play provisions may be triggered by contributions made prior to this date.

C.
Increased Transparency Through Disclosure:  The adopting Firm is required to disclose information necessary to make the interactions between  investment firms and the Public Pension Funds from which they seek business more transparent.  In furtherance of this objective, the Public Fund Code of requires disclosure of information relating to campaign contributions, investment fund personnel and payments to third-parties;

D.
A Higher Standard of Conduct In Connection With Public Pension Fund Business:   The adopting Firm is held to a higher, fiduciary standard of conduct with regard to its interactions with Public Pension Fund officials and advisors and is prohibited from, among other things, engaging in "revolving door" employment practices, misusing Public Pension Funds; and

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1
The SEC Rule defines an "executive officer" of an investment adviser:  as (i) the president; (ii) any vice president in charge of a principal business unit, division or function (such as sales, administration or finance); (iii) any other officer of the investment adviser who performs a policy-making function; or (iv) any other person who performs similar policy-making functions for the adviser.

2	March 14, 2011 is the date on which investment advisors were required to be in compliance with the aspect of the SEC Rule relating to prohibited contributions.

Code of Ethics

E.
Strengthened Conflicts of Interest Policies:  The adopting Firm is required to promptly disclose any conflicts of interest, whether actual or apparent, to Public Pension Fund officials or law enforcement authorities where appropriate.

Procedures

The Firm’s Chief Compliance Officer shall be responsible for the implementation and enforcement of the following procedures.  Any questions concerning these procedures should be directed to the Chief Compliance Officer.

PLACEMENT AGENTS AND LOBBYISTS PROHIBITED

1.  No Placement Agents or Lobbyists.   The Firm shall not directly or indirectly hire, engage, utilize, retain or compensate any person or entity, including but not limited to any placement agent, lobbyist, solicitor, intermediary or consultant, to directly or indirectly communicate for any purpose with any Official,3 Public Pension Fund official, Public Pension Fund advisor, or other Public Pension Fund fiduciary or employee in connection with any transaction or investment between the Firm and a Public Pension Fund, including but not limited to (a) introducing, finding, referring, facilitating, arranging, expediting, fostering or establishing a relationship with, or obtaining access to the Public Pension Fund, (b) soliciting an investment or investment management services business from the Public Pension Fund, or (c) influencing or attempting to influence the outcome of any investment or other financial decision by a Public Pension Fund.

2  Exception: Paragraph 1 above does not prohibit the Firm from hiring, engaging, utilizing, retaining or compensating: (a) any partner, executive officer, director or bona fide Employee of the Firm who is acting within the scope of his or her standard professional duties on behalf of the Firm, (b) any person or entity whose sole basis of compensation from the Firm is the actual provision of legal, accounting, engineering, real estate or other professional advice, services or assistance that is unrelated to any solicitation, introduction, finding, or referral of clients to the Firm or the brokering, fostering, establishing or maintaining a relationship between the Firm and a Public Pension Fund, or (c) lobbying of a government or legislature on issues unrelated to investment or other financial decisions by a Public Pension Fund, Public Pension Fund officials or Public Pension Fund advisors.
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3 "Official" means any person (including any election committee for the person) who was, at the time of a contribution, an incumbent, candidate or successful candidate:  (a) for an elective office of a government entity, if the office is directly or indirectly responsible for, or can directly influence the outcome of, the Public Pension Fund's investment with or engagement of the Firm; or (b) for any elective office of a government entity, if the office has authority to appoint any person who is directly or indirectly responsible for, or can directly influence the outcome of, the Public Pension Fund's investment with or engagement of the Firm. Communication with an Official includes communications with the employees and advisors of such Official.

Code of Ethics

LIMITATION ON CAMPAIGN CONTRIBUTIONS

3.  No Campaign Contributions or Solicitations:  It is a violation of the Public Fund Code:

(a) For the Firm to accept, manage or retain an investment from, or provide investment management services to, a Public Pension Fund within two years after a Contribution4 to an official or Public Pension Fund official is made by:

(i) The Firm;

(ii) Any Related Party5 or Relative6 of a Related Party (including a person who becomes a Related Party within two years after a contribution to an official or Public Pension Fund official); or

(iii) Any political party to aid an Official or Public Pension Fund Official, or political action committee controlled by the Firm, Related Party, or Relative of a Related Party of the  Firm; and

(b)  For the Firm, a Related Party, or a Relative of a Related Party:

(i) To solicit any person or political party or political action committee to make, solicit or coordinate any Contribution to an Official or Public Pension Fund official of a Public Pension Fund from which the Firm has accepted an investment or to which the Firm is currently providing or seeking to provide investment management services for compensation; or

(ii) To do anything indirectly which, if done directly, would result in a violation of this section.
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4 "Contribution" means any gift, subscription, loan, advance, or deposit of money or anything of value made for: (i) the purpose of influencing any election for State or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) the transition or inaugural expenses of the successful candidate for any such election.

5 "Related Party" means any partner, member, executive officer, director or Employee of the Firm or a Sponsored Fund, including any agents of such person. Limited partners of a Sponsored Fund and portfolio companies are not Related Parties.

6 "Relative" means a person related by blood or affinity (including a domestic partner) who resides in the same household. A person adopted into a family is considered a relative on the same basis as a natural born family member.

Code of Ethics

(c)  Exception: Paragraph (3)(a) of this section does not apply to Contributions made by a Related Party or Relative of a Related Party to an Official or Public Pension Fund official for whom the Related Party or Relative of a Related Party was entitled to vote at the time of the Contribution and that in the aggregate do not exceed $300 from each person or entity to any one Official or Public Pension Fund official, per election.

4.  Exception:  Any Contribution or solicitation of a Contribution made 14 days prior to the Firm’s adoption of this Code of Conduct is exempt from the prohibitions contained in paragraph 3 above.

DISCLOSURES

5.  Disclosure of Political Contributions:

(a) As soon as practicable prior to the closing of an investment or engagement to provide investment management services for compensation to a Public Pension Fund, the Firm shall disclose all Contributions by the Firm, its executive officers, relatives of executive officers, investor relations personnel of the Firm, and any other Firm personnel primarily responsible for communicating with, or responsible for soliciting, the Public Pension Fund, in the previous two calendar years in any amount made to or on behalf of any Official, Public Pension Fund official, fiduciary of the Public Pension Fund, political party, state or county political committee, political action committee or candidate for state or federal elected office.

(b) During the term of an investment or engagement to provide investment management services for compensation to a Public Pension Fund, the Firm shall by January 31, disclose all Contributions made pursuant to paragraph 3(c) above in the prior calendar year, regardless of amount, made to or on behalf of any Official, Public Pension Fund official, fiduciary of the Public Pension Fund, political party, state or county political committee, political action committee or candidate for state or federal elected office.

(c)  For all such Contributions, the Firm shall disclose:

(i) The name and address of the contributor and the connection to the Firm;

(ii) The name and title of each person receiving the Contribution and the office or position for which her or she is a candidate;

(iii) The amount of the Contribution; and

(iv) The date of the Contribution.

Code of Ethics

6.  Disclosure of Investment Fund Personnel:  The Firm shall, 15 days or as soon as practicable prior to the closing of any investment with, or engagement to provide investment management services to, a Public Pension Fund, and semi-annually by the last day of July and January during the term of such engagement, disclose the following information to the Public Pension Fund regarding Executive Officers, investor relations personnel of the Firm, and any other Firm personnel primarily responsible for communicating with, or responsible for soliciting, the Public Pension Fund, Public Pension Fund advisors, Public Pension Fund officials or other Public Pension Fund fiduciaries or employees:

(a) The names and titles for each person at the Firm, other than administrative personnel, whose standard professional duties include contact with the Public Pension Fund, Public Pension Fund officials, Public Pension Fund advisors or other Public Pension Fund fiduciaries or employees. If any such person is a current or former Official, Public Pension Fund official, Public Pension Fund advisor, or Public Pension Plan fiduciary or employee, advisor, or a Relative of any such person, that must be specifically noted. Upon the Public Pension Fund's request, the Firm will provide the resume of any professional employee on that list, detailing the person's education, professional designations, regulatory licenses and investment and work experience.

(b) A description of the responsibilities of each person at the Firm with respect to the transaction;

(c) Whether each person has been registered as a lobbyist with any state or the federal government in the past two years;

(d) An update of any changes to any of the information included in the disclosure will be included in the next semi-annual report; and

(e) A certification of the accuracy of the information included in the semiannual disclosures.

7.   Disclosure of All Third-Party Compensation:   The Firm shall provide, 15 days or as soon as practicable prior to the closing of any investment by or engagement to provide investment management services to a Public Pension Fund, the names and addresses of all third parties that the Firm compensated in any way (including without limitation any fees, commissions, and retainers paid by the Firm to such third parties) and the amounts of such compensation paid in connection with the investment or transaction with the Public Pension Fund, including but not limited to all fees paid by the Firm, Sponsored Fund, and Related Parties for legal, government relations, public relations, real estate or other professional advice, services or assistance. The Firm shall update all disclosed information in the first semi-annual disclosure following the closing of such investment or engagement.

Code of Ethics

8.  Publication of Firm Disclosures:   On a semi-annual basis, the Firm shall publish all disclosures and certifications required by the Public Fund Code on the Firm's website.

9.  Affirmative Representation to the Pension Fund:  In its disclosures to a Public Pension Fund in connection with an investment or contract for investment management services, the Firm will certify that it is in compliance with all the provisions of the Public Fund Code.

STANDARDS OF CONDUCT

10.  No "Revolving Door" Employment.   The Firm is prohibited from employing or compensating in any way any Public Pension Fund official, employee or fiduciary of a Public Pension Fund for two years after termination of such person's relationship with the Public Pension Fund unless such person will have no contact with or provide services to his or her former Public Pension Fund.

11.  No Relationships.   The Firm and Related Parties may not have any direct or indirect financial, commercial or business relationship with any Public Pension Fund official, Public Pension Fund advisor, employee or fiduciary of a Public Pension Fund, or any Relatives of such persons, unless the Public Pension Fund consents after full disclosure by the Firm.

12.  No Contact Policy:  Upon the release of any Request for Proposal (“RFP”), Invitation for Bid (“IFB”), or comparable procurement vehicle for any investment or investment management services by a Public Pension Fund, the  Firm shall not cause or agree that a third party will communicate or interact with the Public Pension Fund, any Public Pension Fund official, Public Pension Fund advisor, employee or fiduciary of the Public Pension Fund concerning the subject of the procurement process until the process is completed.  Requests for technical clarification regarding the procurement process itself are permissible and must be directed to the Chief Investment Officer or other person designated by the Public Pension Fund. Nothing in this provision shall preclude the Firm from complying with any request for information by the Public Pension Fund during this period.

13. Confidential Information.

(a) The  Firm may not make unauthorized use or disclosure of confidential or sensitive information of a Public Pension Fund acquired as a result of the relationship between the Firm and a Public Pension Fund.  Upon receiving or having access to such sensitive or confidential information, the Firm must use its best efforts to protect such information and may use such information only for performing the services for which the Firm has been engaged and for legitimate Public Pension Fund or Sponsored Fund business purposes in accordance with the relevant contract or agreement.

Code of Ethics

(b) The Firm may not use confidential or sensitive information derived from a relationship with a Public Pension Fund in a manner that might reasonably be expected to diminish the value of such Public Pension Fund's investment or contemplated investment and would provide advantage or gain to the Firm or any third party.

(c) The foregoing clauses (a) and (b) shall not restrict:

(i) disclosure of such information (A) to comply with law, rule or regulation or (B) to respond to inquiries or investigations by governmental or regulatory bodies;

(ii) unless otherwise provided for in the governing documents of a Sponsored Fund, disclosure of the Public Pensions Fund's investment in such Sponsored Fund to investors and prospective investors in connection with their investment or prospective investment therein; and

(iii) use and disclosure of such information in connection with the activities of a Sponsored Fund permitted or otherwise contemplated by its governing documents.

14.  No Gifts.   Neither, the Firm, a Related Party nor a Relative of a Related Party shall offer or confer any gift having more than a nominal value, whether in the form of money, service, loan, travel, lodging, meals, refreshments, gratuity, entertainment, discount, forbearance or promise, or in any other form, upon any Public Pension Fund official, employee or fiduciary of a Public Pension Fund, including any Relative of such persons, under circumstances in which it could reasonably be inferred that the gift was intended to influence the person, or could reasonably be expected to influence the person, in the performance of the person's official duties or was intended as a reward for any official action on the person's part.

15.   The Firm may not participate in, advise or consult on a specific matter before a Public Pension Fund, other than in connection with an investment in a Sponsored Fund or the investment activities of a Sponsored Fund as provided in the governing documents of such Sponsored Fund, that involves a business, contract, property or investment in which the Firm has a pecuniary interest if it is reasonably foreseeable that action by or on behalf of such Public Pension Fund on that matter would be likely to, directly or indirectly, confer a benefit on the Firm by reason of the Firm's interest in such business, contract, property or investment.

16.   The Firm must observe (1) accounting and operating controls established by law, and (2) with respect to a Public Pension Fund, such Public Pension Fund's regulations and internal rules and policies, including restrictions and prohibitions on the use of such Pension Fund's property for personal or other non-Public Pension Fund purposes, unless otherwise provided for in the governing documents of a Sponsored Fund.

Code of Ethics

CONFLICTS OF INTEREST

17.  Disclosure of Conflicts of Interest.   The Firm must promptly disclose any apparent, potential or actual Conflict of Interest7 in writing to the Public Pension Fund, including without limitation any relationship (without regard to whether the relationship is direct, indirect, personal, private, commercial, or business), if any, between the Firm, a Related Party or a Relative of a Related Party with any Public Pension Fund official, Public Pension Fund advisor, employee or any fiduciary of the Public Pension Fund, including any Relative of such persons. Should the Firm or any other person or entity with a duty to disclose a Conflict of Interest reasonably believe that disclosure to the Public Pension Fund would be ineffective to mitigate a Conflict of Interest, the person or entity shall disclose the conflict to the Office of the Attorney General in New York or appropriate law enforcement official in the jurisdiction of the Public Pension Fund.

18.  If the Firm is aware, or reasonably should be aware, of an apparent, potential or actual Conflict of Interest, it has a duty not only to disclose that conflict, but to cure it by promptly eliminating it.  If the Firm cannot or does not wish to eliminate the conflict, it must terminate its relationship with such Public Pension Fund as promptly as responsibly and legally possible. If the Firm may prudently refrain or withdraw from taking action on a particular Public Pension Fund matter in which a Conflict of Interest exists, the Firm may cure the conflict in that manner provided that:

(a) the conflicted person or entity may be and is effectively separated from influencing the action taken;

(b) the action may properly and prudently be taken by others without undue risk to the interests of such Public Pension Fund; and

(c) the nature of the conflict is not such that the conflicted person or entity must regularly and consistently withdraw from decisions that are normally his or its responsibility with respect to the services provided to such Public Pension Fund.

The Public Pension Fund's General Counsel, or other person designated by the Public Pension Fund, may determine that the Firm need not take further action to cure a conflict, provided the disclosures by the Firm are deemed sufficient under the circumstances to inform such Public Pension Fund of the nature and extent of any bias and to form a judgment about the credibility or value of the investment management services provided by the Firm. In such event, the Firm may continue to provide such investment management services without taking further action to cure the disclosed conflict.

________________________
7 A "Conflict of Interest" exists where circumstances create a conflict with Firm's duty (consistent with fiduciary standards of care) to act solely and exclusively in the best interest of a Public Pension Plan's members and beneficiaries.  For example, a conflict of interest exists when the Firm knows or has reason to know that it or a Related Party has a financial or other interest that is likely to be material to the Firm's evaluation of or advice with respect to a transaction or assignment on behalf of the Public Pension Fund.  For the avoidance of doubt, conflicts of interest arising in the activities by a Sponsored Fund shall be governed specifically by Paragraph 21.

Code of Ethics

19.  If the Firm is uncertain whether it has or would have an apparent, potential or actual Conflict of Interest under a particular set of circumstances then existing or reasonably anticipated to be likely to occur, the Firm should promptly inform the Public Pension Fund, which shall determine whether an actual conflict exists under the circumstances presented.

20.  If the Firm discloses a Conflict of Interest to a Public Pension Fund, it must refrain from providing investment management services concerning any matters affected by the conflict until such Public Pension Fund expressly waives this prohibition or until the conflict of interest is otherwise cured.

21.  Conflicts of Interests Arising in the Activities by a Sponsored Fund.   The Firm shall ensure that the governing documents of each Sponsored Fund in which a Public Pension Fund invests contain provisions for how to address material conflicts of interest between the Firm and the Related Parties on the one hand and the Sponsored Fund on the other hand that may arise out of the investment and other activities of such Sponsored Fund, which provisions shall be disclosed to and agreed to by each Public Pension Fund prior to such Public Pension Fund's investment in a Sponsored Fund.  For example, such provisions may provide that the Firm shall disclose any such material conflicts of interest in any transaction, other than those contemplated or otherwise provided for by the governing documents of the relevant Sponsored Fund, of which it has knowledge to an investor advisory committee composed of third party investors unaffiliated with the Firm, one of the roles of which is to review and approve or disapprove any potential conflicts of interest that are brought before it.

EDUCATION AND TRAINING

22.  Dissemination of Public Fund Code.   Within one week of its adoption of this Public Fund Code, the Firm shall provide a copy of this Code to all of its partners, executive officers, directors and Employees and shall publish the Code on its internal computer network where it can be accessed by its partners, executive officers, directors and Employees.

23.  Training.  Within 90 days after its adoption of this Public Fund Code, the  Firm shall conduct one or more seminars for all of its partners, executive officers, directors and Employees who might interact with a Public Pension Fund in the course of their official duties about the requirements described herein. The Firm shall also require annual retraining of all relevant Firm personnel on the provisions of this Public Fund Code and require an annual certification from those personnel attesting to their having completed the annual training.

COMPLIANCE

Code of Ethics

24.  The Firm will also send a Certification of Compliance to any Public Pension Fund that annually requests such certification from the Firm.

25.  Upon a Public Pension Fund's request, this Public Fund Code, or any part thereof, shall be incorporated into any subscription material, side letter or equivalent document for each Sponsored Fund. A material violation of this Code by the Firm shall be grounds for a Public Pension Fund to (a) withdraw from the Sponsored Fund, (b) be excused from participating in all future portfolio company investments made by the Sponsored Fund in accordance with the governing documents of such Sponsored Fund, which terms shall have been appropriately disclosed to and agreed in writing with the Public Pension Fund prior to its investment in the Sponsored Fund, or (c) seek any other applicable remedies provided for under the rules, regulations, or governing laws of the Public Pension Fund.

Code of Ethics

Outside Business Activities

Law and Policy

Our fiduciary duties to Clients dictate that the Firm and its Employees must devote their professional attention to Client interests, above their own or those of other organizations.  Accordingly, Employees may not engage in any of the following outside business activities without the prior written approval of the Chief Compliance Officer:

•	Ownership, management or employment by another business;

•	Employment or compensation for business-related activities other than those within the scope of the Employee’s association with the Firm;

•
Service as general partner, managing member or in a similar capacity with limited or general partnerships, limited liability companies (LLCs) or other private funds (other than private funds managed by the Firm or its affiliates);

•
Participation in personal securities transactions to an extent that it diverts an Employee’s attention from and impairs the performance of his or her duties in relation to the business of the Firm and its Clients; or

•
Possession of any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to the Firm from which the Employee might benefit or appear to benefit materially.

•	Service on the board of directors (or in any similar capacity) of another company.

Authorization for board service will normally require that the Firm or any Employee not hold or purchase any securities of the company on whose board the Employee/director sits.

Procedures

Approval Required.  Before undertaking any of the activities listed above, the Employee must obtain written approval from the Chief Compliance Officer.

Code of Ethics

Confidentiality

Law and Policy

During the course of employment with the Firm, an Employee may be exposed to or acquire Confidential Information. “Confidential Information” is any and all non-public, confidential or proprietary information in any form concerning the Firm or its Clients including, without limitation, all information pertaining to business, finances, operations, structure, technology, trade secrets, current or prospective Clients, trading or investment positions or strategies performance record, programs, systems, objectives, products, product development, technology, services, marketing, computer software or hardware, data files, file layouts, databases, algorithms, research and development activities or plans, inventions, new products, current or prospective transactions or businesses, personnel and compensation information, compliance and operating policies and procedure manuals, financial statements or records or any other information received by the Firm from a third party to whom the Firm has an obligation of confidentiality.  Confidential Information may be in any form including but not limited to written, graphic, recorded, photographic, machine-readable, or oral communications to the Employee.

No Employee shall directly or indirectly use, disclose, copy, furnish or make accessible to anyone any Confidential Information and each Employee shall carefully safeguard Confidential Information.

Confidential Information shall not include (i) any information that the Employee can prove by documentary evidence is generally and conveniently available to the public or industry other than as a result of a disclosure by the Employee, or (ii) any information that the Employee obtains from a third party who is not subject to a confidentiality agreement with the Firm and who did not obtain that information directly or indirectly from the Firm.

Each Employee agrees to inform the Firm promptly if he or she discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information.

Company Property.  All originals and copies of Confidential Information are the sole property of the Firm.  Upon the termination of employment for any reason, or upon the request of the Firm at any time, each Employee will promptly deliver all copies of such materials to the Firm.  During employment with the Firm and at all times thereafter, no Employee will remove or cause to be removed from the premises of the Firm any of the foregoing property, except in furtherance of his or her duties as an Employee of the Firm.

Inventions.  Any copyrightable works, trade or secret marks, trade secrets, inventions, developments, discoveries, improvements and other matters that may be protected by intellectual property rights, that are the results of an Employee’s efforts during his or her employment (collectively, the “Work Product”), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of the Firm, shall be deemed works made for hire and therefore the property of the Firm.  In the event that for whatever reason the Work Product shall not be deemed a work made for hire, each Employee agrees to execute any assignment documents the Firm may require confirming the Firm’s ownership of any of the Work Product.  Each Employee also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitations on use or subsequent modification.  Each Employee will promptly disclose to the Firm any Work Product.